Grant Thornton LLP
Chartered Accountants
Management Consultants

To the Board of Directors of
Millennium Capital Venture Holdings, Inc.
c/o W. Scott Lawler, Esq. - Legal Counsel
1530 - 9 Avenue SE
Calgary, Alberta
T2G OT7

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Grant Thornton LLP, independent chartered accountants, do hereby consent to the use of our report dated March 24, 2003, relating to the independent auditors' report and audited financial statements of Millennium Capital Venture Holdings Inc. as of December 31, 2002 and for the calendar year then ended as appears in Millennium Capital Venture Holdings Inc.'s SB-2 Registration Statement to be filed with the U.S. Securities and Exchange Commission.

Dated: January 9, 2004

/s/ Grant Thornton LLP

Grant Thornton LLP
Chartered Accountants

Suite 1000
112 - 4th Avenue SW
Calgary, Alberta
T2P 0H3
T (403) 260-2500
F (403) 260-2571
E Calgary@GrantThornton.ca
W www.GrantThornton.ca

Canadian Member of Grant Thornton International